Exhibit 5.1

January 11, 2021

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

Re: Common Stock Prospectus Supplement

Ladies and Gentlemen:
Ladies and Gentlemen:
We have acted as your special counsel in connection with the Prospectus Supplement filed on January 8, 2021 by NeoGenomics, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Prospectus Supplement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which is part of the Registration Statement on Form S-3 (File No. 333-231608) that was filed with the Securities and Exchange Commission and became effective on May 20, 2019 (the “Registration Statement”), relating to (i) the sale by the Company and purchase by the Underwriters of 4,081,632 shares of common stock, par value $0.001 per share, of the Company Stock, as set forth in Schedule A (the “Initial Securities”) to that certain underwriting agreement dated January 6, 2021 between the Company and BofA Securities, Inc., Morgan Stanley & Co. LLC, and Goldman Sachs & Co. LLC as representatives of the Underwriters (the “Underwriting Agreement”), acting severally and not jointly and (ii) the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) of the Underwriting Agreement to purchase all or any part of 612,244 additional shares of Common Stock (the “Option Securities”, collectively with the Initial Securities, the “Securities”). Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Prospectus Supplement or the Underwriting Agreement.
You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus Supplement, the Company’s articles of incorporation, as amended, and bylaws, as amended, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to
Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the legal capacity and authority of the persons signing the documents we have examined, the truth and accuracy of all representations and warranties, that the issuance and sale of the Securities from time to time will be duly authorized and established by proper action of the Company, that the Registration Statement and Prospectus Supplement have become effective and have been properly filed, the conformity to authentic documents of all documents submitted to us as copies, that all parties to the Underwriting Agreement have or will comply with their obligations under such agreement, including, without limitation, making the required payment for the Securities, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to the Securities. We have not verified any of these assumptions.
This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.
Based upon and subject to the foregoing, it is our opinion that the Securities were duly authorized for issuance by the Company and, when issued and paid for as described in the Underwriting Agreement, the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid, and nonassessable.
We consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to this firm in the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/
Snell & Wilmer L.L.P.

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.